Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement is by and between Agriculture Investment Group Corp. and Granosur Holding Limited (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D with respect to shares of common stock of Bioceres Crop Solutions Corp. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon seven days prior written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

Dated: February 5, 2026	Agriculture Investment Group Corp. By: /s/ Ignacio Rubio
Name: Ignacio Rubio Title: Chief Executive Officer

Granosur Holding Limited
	By:	/s/ Ignacio Rubio
Name: Ignacio Rubio Title: Director